EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bentley Pharmaceuticals, Inc. on Form S-3, of our reports dated March 26, 1999, appearing in the Annual Report on Form 10-K of Bentley Pharmaceuticals, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Tampa, Florida
June 11, 1999